                                                                Exhibit 99(a)(9)

                                                                23 FEBRUARY 1999

       NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN OR INTO THE UNITED
                  STATES OF AMERICA, CANADA, JAPAN OR AUSTRALIA



                    FIRST TECHNOLOGY PLC ("FIRST TECHNOLOGY")
        PROPOSED ACQUISITION OF CONTROL DEVICES, INC ("CONTROL DEVICES")
                                       AND
                              1 FOR 4 RIGHTS ISSUE


- The Board of First Technology has entered into an agreement to acquire Control Devices for approximately $145.1 million in cash (approximately (pound)89.1 million)

- The Acquisition will be partly funded by a 1 for 4 rights issue (underwritten by Dresdner Kleinwort Benson) at 320 pence to raise approximately (pound)37.6 million after expenses

- Control Devices is listed on NASDAQ and is a leading designer and manufacturer of circuit breakers, electronic sensors and electronic ceramic component parts, principally for OEMs and their suppliers in the automotive markets

- Recommended tender offer for Control Devices for which First Technology has irrevocable acceptances representing 16.5 per cent of Control Devices' fully diluted share capital

- Certain shareholders, including senior management, of Control Devices to subscribe for $8 million ((pound)4.9 million) of First Technology new ordinary shares

Commenting on the acquisition Dr Fred Westlake, Chairman, said:

"We are very excited by this opportunity. Control Devices is a extremely well-managed company and has an excellent track record and reputation within the industry. The Acquisition will significantly enhance the Group's strength in North America and Europe, markets which we consider to be key to maintaining the Group's long term growth objectives in automotive electronics."

Enquiries:

First Technology plc            Dr Fred Westlake, Chairman        Today until 1 p.m.
                                Oliver Burns, Finance Director    at Tavistock Communications
                                                                  0181 600 2288
                                                                  Thereafter
                                                                  01344 622322

Dresdner Kleinwort Benson       Stuart Stradling, Director        0171 623 8000

Tavistock Communications        Lulu Bridges                      0171 600 2288

There will be a meeting for analysts today at 9.30 am at The City of London Club, Old Broad Street, London.

Kleinwort Benson Securities Limited ("Dresdner Kleinwort Benson"), which is regulated by The Securities and Futures Authority Limited, is acting for First Technology and First Technology Funding plc and no one else in connection with the Acquisition and Rights Issue and will not be responsible to any other person for providing the protections afforded to customers of Dresdner Kleinwort Benson or for providing advice in relation to the contents of this announcement or any matter referred to herein.

Dresdner Kleinwort Benson has approved this announcement as an investment advertisement solely for the purpose of section 57 of the Financial Services Act.

                                                                23 FEBRUARY 1999


           NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN OR INTO THE
              UNITED STATES OF AMERICA, CANADA, JAPAN OR AUSTRALIA



                    FIRST TECHNOLOGY PLC ("FIRST TECHNOLOGY")
        PROPOSED ACQUISITION OF CONTROL DEVICES, INC. ("CONTROL DEVICES")
                                       AND
                              1 FOR 4 RIGHTS ISSUE


INTRODUCTION

The Board of First Technology announces that it has entered into an agreement to acquire Control Devices for approximately $145.1 million in cash (approximately (pound)89.1 million). Control Devices is listed on NASDAQ AND is a leading designer and manufacturer of circuit breakers, electronic sensors and electronic ceramic component parts, principally for original equipment manufacturers and their suppliers in the automotive markets.

It is proposed that the Acquisition will be funded partly by a 1 for 4 rights issue (to raise approximately (pound)37.6 million after expenses). The balance of funding for the Acquisition will be provided by new BANK facilities, the Group's existing cash resources and from the Subscription. The Bridging Facility will initially provide part of the funding for the Acquisition and will be repaid out of the proceeds of the Rights Issue. The Rights Issue has been fully underwritten by Dresdner Kleinwort Benson, who are also broker to the Rights Issue.

The Acquisition and the Rights Issue are conditional, INTER ALIA, upon the approval of Shareholders which will be sought at an Extraordinary General Meeting.

The Acquisition will be effected by means of a Tender Offer, which has been unanimously recommended to the shareholders of Control Devices by its directors and is conditional, INTER ALIA, upon the acceptance of not less than a majority of the Control Devices Shares on a fully diluted basis. Certain of Control Devices' shareholders, including some members of Control Devices' Directors and senior management (who will remain with Control Devices after the Acquisition), have agreed to tender their Control Devices Shares pursuant to the Tender Offer in respect of their holdings, which together amount to approximately 16.5 per cent. of Control Devices' fully diluted share capital. Furthermore, under the terms of the Subscription, certain of these individuals have agreed to invest $8.0 million (approximately (pound)4.9 million) in new Ordinary Shares.

INFORMATION ON CONTROL DEVICES

BACKGROUND

Control Devices was established in 1956 as a subsidiary of Sylvania which was bought by GTE in 1959. Control Devices was the subject of a buy-out by its current management in 1994 and a flotation on NASDAQ in 1996.

Control Devices' operations are based in Maine, USA where it operates two plants and employs approximately 360 personnel in manufacturing, research and development, engineering, sales and administration. In addition, Control Devices has a manufacturing plant in the Dominican Republic which employs approximately 500 people. Control Devices distributes its products in Europe through RDI, based near Paris, France. RDI was acquired by Control Devices in 1996, although it has acted as Control Devices' European distributor for over 20 years. RDI, which employs 121 people, also distributes various other electronic components and vehicle aftermarket products. Control Devices operates a sales support operation for OEMs for the automotive industry based in Detroit, USA.

PRODUCTS

Control Devices has three main products divisions: Circuit Protection, Electronic Sensors and Electronic Ceramics.

CIRCUIT PROTECTION DIVISION designs, manufactures and distributes hermetically sealed glass and metal-based circuit breakers which protect transformers, battery chargers, compressors and small motors from heat and current overloads in the automotive, household and industrial markets.

ELECTRONIC SENSORS DIVISION designs, manufactures and distributes sensors used to improve the safety and comfort of vehicles. Its three main products are:

- Solar sensors which are used for automatic climate control systems adjusting a vehicle climate control depending on the prevailing weather conditions;

- Twilight sensors which are used in daytime running to automatically control the intensity of vehicles' exterior lights; and

- Position sensors which are used in power steering and traction control systems.

Solar and twilight sensors are manufactured by Control Devices under exclusive licences.

Control Devices also has other sensors under development, such as fog sensors, which detect condensation on interior windows of vehicles, so allowing the air-conditioning system to remove it automatically.

ELECTRONIC CERAMICS DIVISION'S products include PTC (positive temperature coefficient) thermistors and dielectric resonators. PTC thermistors, which convert electrical current into heat, are used as component parts in supplemental automotive heating applications, room air heaters and protection devices for switching equipment critical to the operation of telephone companies' central exchanges (facilities that provide the local switching and distribution functions for telephone companies). Dielectric resonators are used to filter frequencies in wireless communications equipment. In addition to sales to cellular communication equipment manufacturers, the Company provides custom designed dielectric resonators to the Personal Communication Systems equipment manufacturers. Its PTC thermistors are also used in heating systems of diesel and electric vehicles and domestic and industrial space heaters.

FINANCIAL RECORD

                                                                            PERIODS TO
                                                  2 JANUARY           2 JANUARY        31 DECEMBER            31 DECEMBER
                                                       1999                1999               1997                   1996
                                          (pound) MILLION**           $ MILLION          $ MILLION              $ MILLION
                                          -----------------           ---------        -----------            -----------
Circuit Protection                                     21.6                35.8               32.2                   31.7
Electronic Sensors                                     10.0                16.6               12.7                    8.8
Electronic Ceramics                                     3.4                 5.7                7.0                    4.5
RDI Distribution*                                      13.2                21.9               18.2                   15.5
                                                   --------            --------          ---------              ---------
                                                       48.2                80.0               70.2                   60.5
                                                   --------            --------          ---------              ---------
Operating Income                                        6.3                10.4                9.7                    8.5
Income before Taxes                                     6.5                10.7                9.6                    6.9
Net Income                                              4.8                 7.9                5.9                    4.3

* = excludes Control Devices' products

** = translated at the average US $/UK (pound) exchange rate prevailing in the period


BACKGROUND TO AND REASONS FOR THE ACQUISITION

First Technology's strong financial record over the last 6 years has been as a result of the Board's strategy to develop the Group as a niche supplier to the automotive industry by concentrating on the two core businesses of Automotive Electronics and Safety and Analysis.

The Board believes that the growth in the markets in which First Technology operates, namely automotive sensing, switching and safety, has been driven by continuing legislative pressure on manufacturers to build safer cars and increases in consumer demand for vehicle safety and comfort. The Directors believe that such demands on the OEMs will continue to underpin this favourable market background.

The Directors believe that in developing new products to exploit the market, First Technology has established strong market positions in its key products. In so doing First Technology has forged strategic links with many of the world's major automotive manufacturers, including General Motors, Ford, Fiat, Renault and PSA and others. The combination of favourable market conditions combined with the development of niche products has enabled First Technology to generate organic growth in profits and create value for Shareholders. After reinvestment in the business to support this growth, First Technology has also generated cash balances which at 29 January 1999 amounted to approximately (pound)20 million.

The Board has stated that its strategy is to grow the business organically and through acquisitions. The specialist nature of the Group's activities means that there are few companies which meet the Board's acquisition criteria. Control Devices is a company which operates in similar markets to First Technology, has a complementary product range, customer base, new products under development and is led by an experienced management team.

The Board believes Control Devices represents an excellent fit with First Technology's existing automotive businesses and will bring substantial commercial and financial benefits to the Group, in particular:

-        CUSTOMER FIT

         Both Control Devices and First Technology have General Motors and Ford Motor Company as key customers and both First Technology and Control Devices supply products fitted on Mercedes vehicles. Control Devices has three major automotive customers not currently served by the Automotive Electronics Division ("AED") of First Technology. They are VW/Audi, Volvo and Valeo. First Technology's AED serves a number of automotive customers not serviced by Control Devices including Fiat, Honda, Rover and Daewoo.

         First Technology's Safety and Analysis Division is able to list a number of the world's automotive manufacturers and many of their key suppliers as its customers.

         This widening of customer base is confidently expected to provide a stronger platform for growth for the Enlarged Group.

-        PRODUCT DEVELOPMENT

         The Board believes that there are complementary skills in product development which will be of benefit to the Enlarged Group. Control Devices' expertise in the areas of electronic sensing, chip-on-board electronics, ceramics and electrical circuit protection, will complement First Technology's skills in electromechanical and electronic sensing and switching, crash detection, crash analysis, vehicle dynamics and high level process automation. It is anticipated that combining both companies' research and development efforts will bring benefits in widening the potential breadth and scope of the new product development programmes.

-        MARKETING AND CUSTOMER SUPPORT

         Automotive customers are increasingly calling for faster sales response from suppliers and greater technical support. The Acquisition will allow considerably greater and better deployed sales and technical support to be provided. In addition, the combined marketing activities will provide more effective cover to automotive manufacturers and suppliers.

         In Europe, RDI has a well established marketing, sales and technical support operation. Its business relationships in Germany are expected to bring long term benefits to the Enlarged Group, as will RDI's strong local presence in France.

-        MANAGEMENT

         Control Devices brings with it a highly experienced and dedicated management team. Mr Bruce Atkinson has been associated with the business and its predecessors for the last 36 years. He will continue in his role of CEO of Control Devices having agreed to enter into a contract of employment. Mr Atkinson is 58 years old and is a U.S. citizen.

         Mr Jeff Wood, the Chief Financial Officer (CFO) of Control Devices, has also signed a new employment contract. Under the terms of the contract, Mr Wood will continue in his role of CFO of Control Devices. Mr Wood is 42 years of age, has been with Control Devices for 17 years and is a U.S. citizen.

         Mr Michel Hauser-Kauffmann, the Managing Director of RDI, has agreed to enter into a new contract of employment on similar terms to those of Mr Atkinson and Mr Wood. Under that contract he will continue in his present capacity as Managing Director of RDI, based in Paris. Mr Hauser-Kauffmann has been running RDI for the last 10 years, is 55 years old and is a French citizen.

         Messrs Atkinson, Wood and Hauser-Kauffmann have each agreed to subscribe for shares in First Technology pursuant to the Subscription.

-        STRATEGIC POSITIONING

         For some years now there has been a concerted move by the world's car producers to reduce the number of suppliers they deal with. They are also asking their suppliers to be responsible for an increasing amount of system and sub-system development. In addition, they are calling for their suppliers to have a global reach. These factors have led to consolidation of the supply base. The Acquisition significantly increases the size, product base, customer portfolio, technology span and operational strength of the Enlarged Group in the key North American and European markets.

FINANCIAL EFFECTS OF THE ACQUISITION

The Acquisition is expected to enhance earnings per share (before goodwill amortisation) for the year ending 30th April 2000 and thereafter.

CURRENT TRADING AND PROSPECTS

More than 90 per cent. of First Technology's sales are made outside the U.K., with mainland Europe and North America accounting for over 80 per cent. between them. North America is continuing to show healthy activity over recent months whilst in Europe the overall level of sales has been and continues to be in line with the Board's expectations.

The Board is pleased to report that it has received a letter of intent from Hyundai that it will install First Technology fuel cut-off switches in a new model commencing production next year.

Trading remains most satisfactory, with Group sales from continuing operations exceeding the levels of last year. Trading of Control Devices remains in line with its expectations and, accordingly, the Directors are confident of the outlook for the Enlarged Group for First Technology's current financial year.

RIGHTS ISSUE

To enable funds advanced by Shareholders to be repaid if the Tender Offer is not consummated, the Rights Issue is being made in the form of Stock Units, being units of redeemable convertible unsecured loan stock in the capital of First Technology Funding, a wholly-owned subsidiary of First Technology.

First Technology proposes to raise approximately (pound)37.6 million, net of expenses, by way of a rights issue of Stock Units to Qualifying Shareholders. Qualifying Shareholders will be offered Stock Units at a price of 320p per Stock Unit on the following basis:

                  1 Stock Unit for every 4 existing Ordinary Shares

held at the close of business on the Record Date and so in proportion for any other number of existing Ordinary Shares then held. Fractions of Stock Units will not be allotted and, where necessary, entitlements to Stock Units will be rounded down to the nearest whole number.

Following whichever is the later date of the consummation of the Tender Offer and the Rights Issue Closing Date, each Stock Unit will automatically be converted into one New Ordinary Share.

The Rights Issue has been fully underwritten by Dresdner Kleinwort Benson. The Rights Issue is conditional inter alia, upon the passing of the resolutions to be proposed at the Extraordinary General Meeting, the Underwriting Agreement having become unconditional and admission of the Stock Units to the Official List having become effective. Listing of the Stock Units is expected to become effective and dealings to commence (nil paid) on 12 March 1999. Dealings in the New Ordinary Shares are expected to commence on 7 April 1999 being the business day following the Rights Issue Closing Date.

The New Ordinary Shares will be issued fully paid and will rank pari passu in all respects with the existing issued Ordinary Shares save that they will not be entitled to receive or retain the dividend of 2.1p per share to be paid on 1 March 1999 in respect of the six month period ended 31 October 1998.

It is expected that this date for acceptance and payment for the Rights Issue will be 6 April 1999.

SUBSCRIPTION

Certain of the existing shareholders of Control Devices have conditionally agreed pursuant to the Subscription Agreement to subscribe for the Subscription Shares. The aggregate value of the Subscription will be $8.0 million ((pound)4.9 million) payable on the consummation of the Tender Offer. The Subscription price for the Subscription Shares will be the higher of (a) the middle market price of an Ordinary Share as derived from the Official List of the London Stock Exchange on the last business day immediately prior to the closing of the Subscription, and (b) 80% of the "Adjusted Pre-Offer Market Price". The "Adjusted Pre-Offer Market Price" means the middle market price of an Ordinary Share as derived from the Official List of the London Stock Exchange on the last business day immediately prior to the date on which the Tender Offer is publically announced by the Company, as adjusted to reflect the Rights Issue.

Under the Subscription Agreement, the subscribing shareholders have agreed, inter alia, not to sell or otherwise dispose of their Subscription Shares for a period of 18 months from the date of issue. Alternatively the subscribing shareholders may dispose of up to one half of their holding of Subscription Shares on the date which is 12 months from the date of issue provided they do not dispose of the remainder of their Subscription Shares for a further period of 12 months.

DIRECTORS' INTENTIONS IN RELATION TO THE RIGHTS ISSUE

The Directors intend, as a minimum, to take up as many of their rights under the Rights Issue as they are able using the net proceeds of sale of the balance of their rights.

RECOMMENDATION

The Directors consider that the Acquisition and Rights Issue are in the best interests of the Company and shareholders as a whole. The Directors have received financial advice from Dresdner Kleinwort Benson and, in giving that financial advice, Dresdner Kleinwort Benson has placed reliance on the Directors' commercial assessments of the Acquisition and Rights Issue including, without limitation, their assessment of Year 2000 issues.

SHAREHOLDER CIRCULAR AND EXTRAORDINARY GENERAL MEETING

A circular containing further details of the Acquisition, Rights Issue and Subscription and a notice of Extraordinary General Meeting is expected to be despatched to shareholders later today.

The Extraordinary General Meeting is expected to be held on 11 March 1999 at
11.30 a.m. at the offices of Nabarro Nathanson, 50 Stratton Street, London W1X 6NX. At the EGM ordinary resolutions will be proposed, inter alia, to approve the Acquisition and to enable the Rights Issue to occur.

ENQUIRIES

First Technology plc           Dr Fred Westlake, Chairman       Today until 1 p.m.
                               Oliver Burns, Finance Director   at Tavistock Communications
                                                                0181 600 2288
                                                                Thereafter
                                                                01344 622322

Dresdner Kleinwort Benson      Stuart Stradling, Director       0171 623 8000

Tavistock Communications       Lulu Bridges                     0171 600 2288


                                   APPENDIX I

                     EXPECTED TIMETABLE FOR THE RIGHTS ISSUE


                                                                                                              1999
                                                                                                         ----------
Record date for the Rights Issue                                                                            5 March
Extraordinary General Meeting                                                                              11 March
Despatch of Provisional Allotment Letter by post                                                           11 March
Dealings to commence in rights to subscribe for Stock Units (nil paid)                                     12 March
Latest time for splitting Provisional Allotment Letters (nil paid)                                         31 March
Latest time for acceptance and payment in full and registration of renunciation                             6 April
Conversion of Stock Units                                                                                   6 April
Dealings to commence in New Ordinary Shares                                                                 7 April


                                   APPENDIX II

                                   DEFINITIONS

The following definitions apply throughout this document unless the context requires otherwise:

"Acquisition"                       the proposed acquisition of Control Devices
                                    by First Technology by way of the Tender
                                    Offer and Merger

"Act"                               the Companies Act 1985, as amended

"Admission"                         admission of the Stock Units to the Official
                                    List

"AEI"                               Arnould Electro Industrie S.A., a
                                    wholly-owned subsidiary of Control Devices

"Board" or "Directors"              the directors of First Technology

"Bridging Facility"                 the loan facility made available to the
                                    Company for the purpose of the Acquisition to be repaid out of the proceeds of the Rights Issue

"Control Devices" or "CDI"          Control Devices, Inc.

"Control Devices Group"             Control Devices and its subsidiaries

"Control Devices Shares"            the issued and outstanding common stock in
                                    the capital of Control Devices

"Conversion"                        conversion of the Stock Units into New
                                    Ordinary Shares

"Conversion Date"                   the date on which the Stock Units will
                                    convert into New Ordinary Shares being the later of (i) the date on which the Tender
                                    Offer is consummated and (ii) the Rights
                                    Issue Closing Date or within 5 business days thereafter

"Conversion Price"                  320p being the effective price per New
                                    Ordinary Share (subject to adjustment) at which Conversion will take place, being an amount equal to the Rights Issue Price

"Conversion Rate"                   the rate at which the Stock Units will
                                    convert into New Ordinary Shares being one
                                    New Ordinary Share for each Stock Unit fully paid as adjusted from time to time in accordance with the Deed Poll

"CREST" the system defined in the Uncertificated Securities Regulations 1995, in respect of which CRESTCo Limited is the operator

"Deed Poll"                         the deed poll constituting the Stock Units,
                                    to be executed by First Technology and First
                                    Technology Funding

"Dresdner Kleinwort Benson"         Kleinwort Benson Securities Limited

"Enlarged Group"                    First Technology Group as enlarged by the
                                    Acquisition

"Extraordinary General Meeting"     an extraordinary general meeting of First
or "EGM"                            Technology expected to be convened for 11.30
                                    am on 11 March 1999

"Facilities Agreement"              the loan facility made available to the
                                    Company for the purpose of the Acquisition

"First Technology" or "`Company"    First Technology PLC

"First Technology Acquisition       First Technology Acquisition Corp., a US
Corp."                              company incorporated in the State of Indiana
                                    and a wholly-owned subsidiary of First
                                    Technology "First Technology Funding" First
                                    Technology Funding plc, a wholly owned
                                    subsidiary of First Technology, which will issue the Stock Units for the purposes of the Rights Issue

"First Technology Group" or         First Technology and its subsidiaries
"Group"

"First Technology Share Schemes"    the First Technology PLC Employee Share
                                    Option Scheme, the First Technology PLC 1994
                                    Executive Share Option Scheme and the First
                                    Technology PLC 1994 Savings-Related Share
                                    Option Scheme

"GAAP"                              generally accepted accounting principles

"Listing Rules"                     the rules and regulations made by the London
                                    Stock Exchange under the Financial Services
                                    Act 1986 and contained in the London Stock
                                    Exchange's publication of the same name

"London Stock Exchange"             London Stock Exchange Limited

"Merger" the merger of First Technology Acquisition Corp. with and into Control Devices in accordance with the terms and conditions of the Merger Agreement

"Merger Agreement"                  agreement and plan of merger dated 23
                                    February 1999 between First Technology,
                                    First Technology Acquisition Corp. and
                                    Control Devices

"NASDAQ"                            the NASDAQ-AMEX Stock Market operated by
                                    Nasdaq, Inc.

"New Ordinary Shares"               new Ordinary Shares to be issued on
                                    conversion of the Stock Units

"OEM"                               original equipment manufacturer

"Official List"                     the Official List of the London Stock
                                    Exchange

"Ordinary Shares"                   ordinary shares of 10p each in the capital
                                    of First Technology

"Provisional Allotment Letter" or   the renounceable provisional allotment
"PAL"                               letter, expected to be despatched to
                                    Qualifying Shareholders following the EGM


"Qualifying Shareholders"           Shareholders whose names appear on the
                                    register of members on the Record Date

"RDI" Realisations et Diffusion pour l'Industrie, a wholly-owned subsidiary of Control Devices

"Record Date"                       the record date for the Rights Issue being
                                    close of business on 5 March 1999

"Rights Issue"                      proposed offer by way of rights of Stock
                                    Units to Qualifying Shareholders

"Rights Issue Price"                320p per Stock Unit

"Rights Issue Closing Date"         the last date for acceptance and payment
                                    under the Rights Issue

"SEC"                               US Securities and Exchange Commission

"Shareholders"                      holders of Ordinary Shares

"Shareholder Agreement"             agreement dated 23 February 1999 between
                                    First Technology, First Technology
                                    Acquisition Corp., Control Devices and
                                    certain shareholders of Control Devices


"Stockholders"                      holders of Stock Units

"Stock Units"                       redeemable convertible unsecured loan stock
                                    units of 10p each in the capital of First
                                    Technology Funding to be issued pursuant to the Rights Issue, the terms, rights and restrictions of which are contained in the Deed Poll

"Subscription"                      the subscription to be made by certain
                                    shareholders of Control Devices for
                                    Subscription Shares pursuant to the
                                    Subscription Agreement

"Subscription Agreement"            agreement dated 23 February 1999 between
                                    First Technology and certain shareholders of Control Devices

"Subscription Shares"               new Ordinary Shares to be issued for cash to
                                    certain shareholders of Control Devices, pursuant to the Subscription Agreement

"Tender Offer"                      the tender offer to purchase to be made by
                                    First Technology Acquisition Corp. to
                                    acquire Control Devices Shares under the terms of the Merger Agreement

"Underwriting Agreement"            underwriting agreement dated
                                    23 February 1999 between First Technology,
                                    First Technology Funding and Dresdner
                                    Kleinwort Benson

"United Kingdom" or "UK"            United Kingdom of Great Britain and Northern
                                    Ireland

"United States" or "US"             United States of America, its territories
                                    and possessions, any state of the United
                                    States and the District of Columbia

Notes:

1. Unless otherwise stated, where currency amounts set out in this announcement have been translated between pounds sterling and US dollars, an exchange rate of (pound)1 = $1.6295 has been used, being the rate of exchange at close of business on Friday 19 February 1999 as published in the Financial Times on Monday 22 February 1999, the latest practicable date before the publication of this announcement.

2. References in this announcement to the words "consummated" or "consummation" are to the closing of the particular transaction in accordance with its terms.



Kleinwort Benson Securities Limited ("Dresdner Kleinwort Benson"), which is regulated by The Securities and Futures Authority Limited, is acting for First Technology and First Technology Funding plc and no one else in connection with the Acquisition and Rights Issue and will not be responsible to any other person for providing the protections afforded to customers of Dresdner Kleinwort Benson or for providing advice in relation to the contents of this announcement or any matter referred to herein.

Dresdner Kleinwort Benson has approved this announcement as an investment advertisement solely for the purpose of section 57 of the Financial Services Act.